Exhibit 10.61

January 6, 2012

Jean-Frédéric Viret

Dear Jean:

On behalf of diaDexus, Inc., I am pleased to extend to you an offer of employment for the position of Chief Financial Officer reporting to Brian Ward, Chief Executive Officer. We are very enthusiastic about having you join the executive team and helping to lead diaDexus toward realizing its potential. This letter sets forth some important terms and conditions of your employment with diaDexus. Please read it carefully.

As Chief Financial Officer, you will have the duties and responsibilities commensurate with the duties and responsibilities customarily associated with such a position and such other duties and responsibilities as may be prescribed by the Chief Executive Officer or diaDexus’ Board of Directors (the “Board”). This includes responsibility for the functions of Finance & Accounting, Information Technology, and Intellectual Property. You will be expected to devote 100% of your business time and attention to this position, but as an exempt salaried employee, you must work such hours as may be required by the nature of your work assignments and will not be eligible for overtime pay. Your start date will be February 1, 2012 (the date you commence employment with diaDexus, the “Commencement Date”).

Your semi-monthly salary will be $12,500 ($300,000 on an annualized basis) less required withholding taxes and authorized deductions. Your salary will be periodically reviewed by the Compensation Committee of the Board, consistent with diaDexus’ compensation review practices.

You will receive a one-time sign-on bonus of $25,000, which will be paid the first pay period after your start date. This bonus will be subject to mandatory federal and state withholdings. Should you terminate with diaDexus before 24 months, you will be required to return a pro rata amount based on your length of service.

You will be eligible to participate in the diaDexus bonus plan and can earn up to 35% of your annual salary based on achieving specific goals and objectives established by the Compensation Committee or the Board.

You will accrue Paid Time Off (PTO) at the rate of 20 days per year and otherwise be subject to diaDexus’ standard PTO policies. You will be entitled to all other rights and benefits for which you are eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the company to its executive employees generally. Your personal coverage under diaDexus’ benefit plans will become effective the first day of the next calendar month of full-time work with diaDexus following your start date.

We will recommend to the Compensation Committee and Board that you be granted an option to purchase 1,060,000 share of diaDexus Common Stock. The per share exercise price of the option will be equal to the fair market value of a share of diaDexus Common Stock on the date of the grant. The option will vest and become exercisable with respect to 25% of the shares initially subject thereto on the first anniversary of the Commencement Date and with respect to 1/48th of the number of shares initially subject thereto on each monthly anniversary thereafter such that the option will be fully vested and exercisable on the fourth anniversary of the Commencement Date, subject to your continued employment by diaDexus through each vesting date. The option is subject to Board approval and your execution of an agreement setting forth the full terms and conditions of the grant.

This offer of employment is contingent upon your successfully passing a background check as well as satisfactory professional references. Your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. At-will employment also means that your job duties, title, responsibility, reporting level, work schedule, compensation and benefits, as well as the company’s personnel policies and procedures may be changed at any time, in the sole discretion of diaDexus. The at-will nature of your employment may only be changed in a written agreement signed by you and the Chief Executive Officer. Notwithstanding the foregoing, you will be entitled to enter into a Change in Control and Severance Agreement that will provide for severance benefits upon certain terminations of your employment with diaDexus.

As a condition of your employment, you must carefully review, sign and comply with the Employment, Confidential Information, Invention Assignment, and Arbitration Agreement. Also as a condition of your employment, you agree to abide by the Company’s policies and procedures, as adopted from time to time, and to refrain from any activities that conflict with your obligations to the Company. You represent that you do not have any agreements with any third parties (e.g., former employers), including but not limited to non-competition or proprietary information agreements, that will conflict with or limit your ability to discharge your duties to diaDexus. You agree that, in the course of your work for diaDexus, you will not make any unauthorized use or disclosure of any proprietary information or materials of any third party (e.g., a former employer). In addition, you agree that, during the term of your employment by diaDexus, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which diaDexus is now involved or becomes involved during the term of your employment (a “Competing Business”), nor will you engage in any other activities that conflict with your obligations to the Company. Notwithstanding anything herein to the contrary, you may serve in any capacity with any civic, educational or charitable organization, and provided, further, with the prior approval of the Board, you may also serve as a member of the board of directors of a company that is not a competing business, provided that such service does not materially interfere with your duties and responsibilities to the Company hereunder.

The Immigration Reform and Control Act of 1986 requires that every person present to potential employers proof of identity and eligibility or authorization to accept employment in the United States. In order to comply with this law, and before you can become a diaDexus employee, you must provide appropriate documentation to prove both your identity and legal eligibility to be employed by diaDexus.

This letter, (together with the Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, your Change in Control and Severance Agreement and any other formal agreements entered into between you and diaDexus) constitutes the complete and exclusive statement of your agreement with diaDexus concerning the subject matter hereof. It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it cannot be changed except in a written agreement, signed by you and the Chief Executive Officer.

We are very excited at the prospect of your joining us and to relying on your executive leadership of diaDexus. Please do not hesitate to contact me with any questions. This offer will remain open until January 8, 2012, at which time it will expire if not previously accepted in writing.

To indicate your acceptance of our offer, please sign and date one copy of this letter and the Employee Proprietary Information and Invention Assignment Agreement and return them to me.

Sincerely,

AGREED AND ACCEPTED

By:	/s/ Brian Ward	/s/ Jean-Frédéric Viret
Brian Ward
Chief Executive Officer

Date: January 6, 2012		Date: January 8, 2012

Date your employment begins:

February 1, 2012